Exhibit 99.1

Dear Shareholder,

FNBH Bancorp, Inc. reported a net loss of $223,000 or $.07 per share for the quarter ended March 31, 2011.  This compares to a net loss of $620,000 or $.19 per share for first quarter 2010.

As a result of improved economic conditions and asset quality metrics, the provision for loan losses was reduced by $400,000 from the prior year.  In addition, ongoing efficiency initiatives contributed to a $441,000 decrease in noninterest expense compared to first quarter 2010.

While pleased with the Company’s improved financial performance and asset quality metrics, we remain vigilant in pursuit of further asset quality enhancement and are striving for a return to profitability.

At March 31, 2011, the Bank’s total capital to risk-weighted assets ratio and Tier One capital ratios were 5.59% and 3.40%, respectively.  These ratios are significantly less than the minimum capital requirements imposed by the Bank’s primary regulator.  As discussed in prior shareholder letters, the terms of our Consent Order with the Office of the Comptroller of the Currency requires the Bank to maintain total capital of at least 11% of risk-weighted assets and Tier One capital equal to at least 8.50% of adjusted total assets.

In addition to the time spent on improved asset quality and financial performance, the management team and the Board have continued their efforts to raise capital.  We hope to be able to report on the success of those efforts as the year progresses.

The Bank’s first quarter 4.23% net interest margin (tax equivalent) remains strong and we believe above our peer group average.  Quarter end on balance sheet liquidity consisted of $18.6 million in cash and cash equivalents and $43.2 million in investment securities.  The improving economy, stable funding and our enhanced asset quality metrics provided the opportunity to invest $15 million of on balance sheet cash into low risk, liquid investments during first quarter 2011.

We look forward to and welcome your participation at the Annual Shareholder Meeting to be held at 10:00 a.m. on Thursday, June 23rd.

On behalf of the FNBH Bancorp family, we thank you for your investment in the Company and your commitment to community banking.   If you have questions, please call me at 517-545-2221.  I always enjoy speaking with shareholders and welcome the opportunity to become better acquainted.

Sincerely,

Ronald L. Long

President and CEO

FNBH Bancorp, Inc.

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
Assets	2011	2010
Cash and due from banks	$18,414,764	$40,376,267
Short term investments	196,388	196,159
Total cash and cash equivalents	18,611,152	40,572,426

Investment securities:
Investment securities available for sale, at fair value	42,288,433	27,269,670
FHLBI and FRB stock, at cost	901,350	901,350
Total investment securities	43,189,783	28,171,020

Loans held for investment:
Commercial	199,992,047	203,025,518
Consumer	16,042,891	16,641,544
Real estate mortgage	15,851,269	16,271,284
Total loans held for investment	231,886,207	235,938,346
Less allowance for loan losses	(13,734,387)	(13,970,170)
Net loans held for investment	218,151,820	221,968,176
Premises and equipment, net	7,705,568	7,692,185
Other real estate owned, held for sale	3,518,667	4,294,212
Accrued interest and other assets	2,356,105	2,642,511
Total assets	$293,533,095	$305,340,530

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$75,070,847	$62,294,189
NOW	28,064,897	52,018,941
Savings and money market	77,103,747	75,226,475
Time deposits	98,007,532	100,382,011
Brokered certificates of deposit	3,363,014	3,358,573
Total deposits	281,610,037	293,280,189
Accrued interest, taxes, and other liabilities	1,930,318	1,926,543
Total liabilities	283,540,355	295,206,732

Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares
issued and outstanding	-	-
Common stock, no par value. Authorized 7,000,000 shares at March 31, 2011 and December 31, 2010; 3,171,523 shares issued and outstanding at March 31,
2011 and 3,165,392 shares issued and outstanding at December 31, 2010	7,070,181	6,935,140
Retained earnings	2,524,857	2,747,615
Deferred directors' compensation	577,111	708,372
Accumulated other comprehensive income	(179,409)	(257,329)
Total shareholders' equity	9,992,740	10,133,798
Total liabilities and shareholders' equity	$293,533,095	$305,340,530

FNBH Bancorp, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended March 31
	2011	2010
Interest and dividend income:
Interest and fees on loans	$2,964,246	$3,445,008
Interest and dividends on investment securities:
U.S. Treasury, agency securities and CMOs	193,445	210,621
Obligations of states and political subdivisions	63,764	73,277
Other securities	5,715	4,793
Interest on short term investments	323	89
Total interest and dividend income	3,227,493	3,733,788

Interest expense:
Interest on deposits	451,003	708,814
Interest on other borrowings	-	1,174
Total interest expense	451,003	709,988

Net interest income	2,776,490	3,023,800
Provision for loan losses	799,998	1,200,000
Net interest income after provision for loan losses	1,976,492	1,823,800

Noninterest income:
Service charges and other fee income	627,006	774,273
Trust income	53,511	71,571
Other	31,402	1,447
Total noninterest income	711,919	847,291

Noninterest expense:
Salaries and employee benefits	1,212,190	1,399,247
Net occupancy expense	270,973	284,374
Equipment expense	78,922	90,150
Professional and service fees	350,552	390,381
Loan collection and foreclosed property expenses	152,524	266,425
Computer service fees	112,641	117,101
Computer software amortization expense	59,952	66,044
FDIC assessment fees	325,167	356,361
Insurance	147,440	161,278
Printing and supplies	29,633	34,797
Director fees	19,187	16,950
Net loss on sale/writedown of OREO and repossessions	25,155	31,250
Other	126,833	138,193
Total noninterest expense	2,911,169	3,352,551

Loss before federal income taxes	(222,758)	(681,460)

Federal income tax expense (benefit)	-	(61,316)
Net loss	$(222,758)	$(620,144)

Per share statistics:
Basic and Diluted EPS	$(0.07)	$(0.19)
Dividends	$-	$-
Basic and diluted average shares outstanding	3,197,620	3,189,393